Exhibit 10.2
MEMORANDUM
TERMS AND CONDITIONS OF STOCK OPTIONS
CLASS 1 COMMON STOCK
     [Date]
The CONSTELLATION BRANDS, INC. Long-Term Stock Incentive Plan, as amended from time to time (the “Plan”), enables Constellation Brands, Inc. (the “Company”) to grant stock options to purchase Class 1 Common Stock, par value $.01 per share, of the Company (a “Share” or the “Shares”) to employees and directors of the Company (each, when granted a stock option, an “Optionee”). The stock options represented by this Memorandum and the accompanying award letter (respectively, the “Options” and the Memorandum and accompanying award letter, together, the “Documents”) are subject to all of the terms and conditions contained in the Documents. By accepting delivery of the Documents, the Optionee agrees to be bound by the terms and conditions of the Documents.
1.	Term of Options. The Options, granted on (the “Date of Grant”), will terminate and expire, to the extent not previously exercised, at 5:00 p.m. Eastern Time on , or such earlier date upon which the Options, or portion thereof, terminate or expire pursuant to the terms of the Plan (the “Expiration Date”).
2.	Exercise of Options.
(a)	The Options may be exercised in whole or in part at any time on or after but no Options may be exercisable after the Expiration Date.

(b)	The Optionee can exercise Options by complying with the provisions of the Plan and by following instructions provided in materials distributed by the Company. The exercise price, $ per share (the “Exercise Price”), for the number of shares subject to the Option (the “Option Shares”) being purchased and any related withholding tax obligations may be paid by the Optionee by (i) delivery of cash, money order or a certified or cashier’s check; (ii) tendering previously acquired Shares or shares of Class A Common Stock, par value $.01 per share, of the Company (“Class A Shares”), as provided for in the Plan; (iii) delivery of a conversion notice or other conversion instructions acceptable to the Company irrevocably electing to convert a sufficient number of Shares received under the Option into Class A Shares (“Conversion Shares”) together with delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell the Conversion Shares and to deliver to the Company the appropriate amount of proceeds; and/or (iv) any other payment method that is established by the Company (which payment method may be restricted or eliminated from time to time by the Company, in its sole discretion).
(c)	The Company will, without transfer or issue tax to the Optionee, issue and cause to be delivered to the Optionee the number of Option Shares purchased as soon as reasonably practicable after the Optionee has appropriately exercised any Options. The Company is not required to issue Shares to the Optionee until all obligations to withhold taxes and similar charges have been resolved to the satisfaction of the Company.
3.	Termination of Relationship. As long as the Optionee continues to be a director of the Company, the Options may be exercised once they have vested and prior to their expiration. If the Optionee ceases to be a director of the Company as a result of the Optionee’s death or disability, the Options shall all immediately vest. For this purpose, “disability” means a long-lasting physical or mental impairment that prevents the Optionee from performing his/her duties as a director, as solely determined by the Board of Directors. In addition, subject to Section 4 below, Options which have vested prior to the termination of the Optionee’s relationship with the Company (or which have vested pursuant as a result of the Optionee’s death or disability as set forth above) may be exercised by the Optionee, his designated beneficiary or legal representative or permitted transferee within one (1) year after the last day on which the Optionee was a member of the Board of Directors of the Company (the “Termination Date”).
4.	Limitations on Exercise Following Termination of Relationship.
(a)	The time period set forth in Section 3 above is subject to the restriction that Options may not be exercised after their Expiration Date.

(b)	The time period set forth in Section 3 above is also subject to the restriction that no Option may be exercised by any person if the Optionee’s relationship with the Company has been terminated for Cause, as defined in the Plan.

(c)	Except as otherwise provided by the Committee administering the Plan, (i) the only Options that may be exercised after the Termination Date are those Options that were exercisable by the Optionee on the Termination Date; and (ii) any Options which are not exercisable on the Termination Date will automatically terminate on the Termination Date.

(d)	Any Options which are exercisable on the Termination Date, but which are not exercised within the one (1) year period specified in Section 3 above, will automatically terminate at the end of that period.
5.	Adjustments for Certain Events. The number and kind of unexercised Options and the Exercise Price of such Options are subject to adjustment in the event that certain transactions are taken by the Company which affect the Company’s capital stock.
6.	Type of Options. The Options are nonqualified stock options granted pursuant to Section 5 of the Plan.

7.	No Transfer of Options. Unless transferability is authorized by the Option grant or otherwise permitted by the Committee, Options are not transferable by the Optionee other than (i) by will or the laws of descent and distribution, or (ii) pursuant to a domestic relations order. Because of laws affecting the transferability of the Option Shares, the Optionee should understand the securities laws and other implications of any transfer of Options.
8.	General Restriction on Issuance of Stock. The Company may require information or documents which enable it to insure compliance with any law or Rules (as defined in the Plan) of the Securities and Exchange Commission or any other governmental authority having jurisdiction under the Plan before it issues any Shares upon the exercise of any Options. If at any time the Committee administering the Plan shall determine that the listing, registration or qualification of the Option Shares under any state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of the granting of the Options or the issue or purchase of Shares thereunder, such Options may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
9.	Limitation on Sale or Disposition of Option Shares. If the Committee determines that the ability of the Optionee to sell or transfer Option Shares is restricted, then the Company may place a restrictive legend or stop transfer notation on its books with respect to such Option Shares. If a legend or stop transfer notation is placed on the Company’s books with respect to an Optionee’s Option Shares, the Optionee may only sell such Option Shares in compliance with such legend or notation.
10.	No Listing of Option Shares; Conversion. The Company has not listed the Option Shares for trading on the New York Stock Exchange and does not intend to effect such a listing. Pursuant to the Certificate of Incorporation of the Company, Option Shares may be converted into Class A Shares, but only if the Class A Shares received upon the conversion are sold or transferred immediately following the conversion in a market transaction or qualifying private transaction as such terms are defined in the Company’s Certificate of Incorporation. The Class A Shares into which Option Shares may be converted have been or will, prior to issuance, be listed for trading on the New York Stock Exchange.
11.	Incorporation of Plan. The Options are subject to the terms and conditions of the Plan, which are incorporated herein by reference. The Company, upon request, will provide a copy of the Plan to the Optionee. To the extent that the terms and conditions of the Documents are inconsistent with the Plan, the provisions of the Plan shall control.
12.	Applicable Times and Dates. All references to times and dates in the Plan and in documents relating to the Plan refer, respectively, to Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate) in the United States of America and to dates in New York State based on such Eastern Standard Time (or Eastern Daylight Savings Time, as appropriate).

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